COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Second Quarter 2022 Results
Successfully closed two acquisitions adding scale
New Austin Chalk wells continuing to outperform; additional development planned for second half of 2022
Targeting leverage ratio of approximately 1.0x by year-end 2022
Significant production ramp expected into 2023; projected 2023 Free Cash Flow Yield >25%
Houston, TX - August 3, 2022 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the second quarter of 2022. Highlights include:
•Reported net production of 238 million cubic feet of natural gas equivalent per day (“MMcfe/d”) (78% natural gas) for the second quarter of 2022
•Reported net income of $89 million, which includes a net unrealized gain on the value of the Company's derivative contracts of $44 million, and Adjusted EBITDA of $85 million for the second quarter of 2022. Adjusted EBITDA is a non-GAAP measure defined and reconciled in the tables below
•Leverage ratio of 1.42x1 at quarter-end; targeting year-end 2022 leverage ratio of approximately 1.0x1
•In conjunction with closing the acquisition of substantially all of the oil and gas assets of Sundance Energy, Inc. and its affiliated entities (collectively, "Sundance"), SilverBow's borrowing base under its senior secured revolving credit facility (“Credit Facility”) increased to $775 million from $525 million on June 22, 2022
•Production is estimated to grow approximately 30% per year in both 2022 and 2023 with a 2023 free cash flow yield exceeding 25%2. FY22 oil production is expected to increase by 100% compared to 2021
•Proved Developed Producing ("PDP") PV-10 of $1.8 billion3 as of June 30, 2022 using the U.S. Securities and Exchange Commission ("SEC") pricing
•Average realized prices for crude oil and natural gas were 101% and 102% of West Texas Intermediate ("WTI") and Henry Hub, respectively, excluding hedging, as a result of favorable basis pricing in the Eagle Ford

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “During the second quarter, we successfully closed two acquisitions while upsizing our revolver from $525 million to $775 million. The team is integrating these new assets into our operations and is encouraged by the efficiencies that SilverBow stands to gain. Our daily production increased in May as we brought online wells drilled earlier this year, and June's production rate hit a year-to-date high as result. With the closing of the Sundance acquisition, we added a second rig and expect to continue to run at a two-rig pace for the foreseeable future. Given the inventory additions we have made over the last twelve months, SilverBow has over a decade of high-return drilling locations at a two-rig pace. As of June 30th and using SEC prices, our estimated PDP PV-10 value stood at $1.8 billion compared to our enterprise value of approximately $1.6 billion4."
Mr. Woolverton commented further, “Looking ahead, our production is expected to ramp significantly through the second half of 2022 and into 2023. We estimate we will grow second half 2022 production by more than 35% compared to the first half of 2022, and increase our oil production by 150% over the same time period. We estimate we will grow production by approximately 30% in both 2022 and 2023 with a 2023 free cash flow yield exceeding 25%. The increased liquidity from our upsized borrowing base and our strong cash flow outlook positions SilverBow to fund future growth and continue expanding its portfolio, both through the drill-bit and through accretive acquisitions."
OPERATIONS HIGHLIGHTS
During the second quarter of 2022, SilverBow drilled seven net wells and completed and brought online 15 net wells. The Company completed and brought online an eight-well pad in its Webb County Gas area. This was the largest pad developed in SilverBow’s history, achieving excellent pad pumping efficiency and averaging 11 stages completed per day comprising 4.6 million pounds of sand per day. Two of the eight wells on this pad were located in the Austin Chalk formation and are the best performing Austin Chalk wells the Company has drilled to date when normalized on a per lateral foot basis. SilverBow also completed and brought online a three-well pad in its Western Condensate area and a three-well pad in its Central Oil area during the second quarter. Both pads are currently outperforming expectations with initial production rates exceeding their respective type curves.
SilverBow operated one drilling rig throughout the second quarter, and as previously planned added a second rig in conjunction with the closing of the Sundance acquisition on June 30, 2022. The Company intends to continue drilling at a two rig pace through the second half of 2022, with one rig drilling primarily gas-weighted locations and one rig drilling primarily liquids-weighted locations. Capital and operating costs continue to face inflationary pressures as a result of high demand for products, materials and services provided by vendors in conjunction with overall supply chain disruptions and tight labor market conditions. SilverBow is addressing cost inflation through enhanced procurement initiatives, pre-ordering key materials and a focus on operational efficiencies. With two fully utilized rigs, the Company has greater line of sight into upcoming activity levels and is employing a range of short and long-term contracts to secure equipment while maintaining cost discipline. As always, SilverBow optimizes its drilling schedule based on commodity prices, returns on investment and strategically proving up additional inventory at key focus areas such as the Austin Chalk. The Company anticipates realizing cost efficiencies on its recently acquired assets as they are fully integrated into SilverBow’s cost structure over the second half of the year.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the second quarter of 2022 averaged 238 MMcfe/d. Production mix for the second quarter consisted of 78% natural gas, 11% oil and 11% natural gas liquids (“NGLs”). Natural gas comprised 68% of total oil and gas sales for the second quarter, compared to 67% in the second quarter of 2021.
For the second quarter of 2022, lease operating expenses (“LOE”) were $0.47 per Mcfe, transportation and processing expenses (“T&P”) were $0.31 per Mcfe and production and ad valorem taxes were 5.4% of oil and gas sales. Total production expenses, which include LOE, T&P and production taxes, were $1.24 per Mcfe for the second quarter. Net general and administrative (“net G&A”) expenses for the second quarter of 2022 were $5.7 million, or $0.26 per Mcfe. After deducting $1.7 million of non-cash compensation expense, cash general and administrative (“cash G&A”) (a non-GAAP measure) expenses were $4.0 million for the second quarter of 2022, or $0.19 per Mcfe.
The Company continues to benefit from strong basis pricing in the Eagle Ford. Crude oil and natural gas realizations in the second quarter were 101% of WTI and 102% of Henry Hub, respectively, excluding hedging. SilverBow's average realized natural gas price for the second quarter of 2022, excluding hedging, was $7.29 per thousand cubic feet of natural gas (“Mcf”) compared to $2.95 per Mcf in the second quarter of 2021. The average realized crude oil selling price in the second quarter of 2022, excluding hedging, was $109.94 per barrel compared to $63.62 per barrel in the second quarter of 2021. The average realized NGL selling price in the second quarter, excluding hedging, was $39.51 per barrel (36% of WTI benchmark) compared to $21.65 per barrel (33% of WTI benchmark) in the second quarter of 2021. Please refer to the tables included with today's news release for production volumes and pricing information.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $182.6 million for the second quarter of 2022. The Company reported net income of $88.8 million, which includes a net unrealized gain on the value of the SilverBow's derivative contracts of $44.0 million.

For the second quarter of 2022, the Company generated Adjusted EBITDA (a non-GAAP measure) of $85.4 million. For the twelve months ended June 30, 2022, SilverBow reported Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) of $452.9 million, which, in accordance with the Leverage Ratio calculation in the Company's Credit Facility, includes contributions from acquired assets prior to their closing dates totaling $154.2 million.
Capital expenditures incurred during the second quarter of 2022 totaled $74.5 million on an accrual basis.
2022 GUIDANCE AND PRELIMINARY 2023 OUTLOOK
The Company's forward looking guidance is unchanged from its July update. For the third quarter of 2022, SilverBow is guiding to estimated production of 293-308 MMcfe/d, with natural gas volumes comprising 200-210 MMcf/d or 68% of total production at the midpoint. For the full year 2022, the Company is guiding to a production range of 272-282 MMcfe/d, with natural gas volumes comprising 71% of total production at the midpoint. Production is expected to increase substantially through the second half of 2022, with December exit-rate production approximately 30% higher compared to the SilverBow's June production. The Company anticipates full year 2022 capital expenditures to be $300-$330 million. This capital budget guidance reflects the addition of a second drilling rig on recently acquired assets in the second half of the year and management's latest outlook on cost inflation.
SilverBow's preliminary 2023 guidance assumes a continuous two-rig development program. 2023 average daily production is expected to increase more than 35% year-over-year to approximately 380 MMcfe/d. The Company expects to generate approximately $250 million of free cash flow in 2023 based on $90 WTI and $4.75 Henry Hub pricing. SilverBow estimates that every $5.00 change in WTI oil price would result in a change of $20 million in free cash flow and every $0.50 change in Henry Hub natural gas price results in a change of $20 million in free cash flow, assuming the Company's hedge position as of July 29, 2022. As always, SilverBow maintains a high degree of flexibility in its drilling and completion schedule and operates with a returns-focused mindset.
Additional detail concerning the Company's third quarter and full year 2022 guidance can be found in the table included with today's new release and the Corporate Presentation in the Investor Relations section of SilverBow's website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's active hedging program provides greater predictability of cash flows and is structured to preserve exposure to higher commodity prices while staying in compliance with the financial covenants under SilverBow's debt facilities. In conjunction with the closing of the acquisitions, the Company assumed the hedge books and layered on additional commodity derivatives for oil and natural gas.
As of July 29, 2022, SilverBow has 166 MMcf/d of natural gas production hedged, 8,204 Bbls/d of oil hedged and 3,166 Bbls/d of NGLs hedged for the remainder of 2022. For 2023, the Company has 161 MMcf/d of natural gas production hedged, 7,291 Bbls/d of oil hedged and 2,750 Bbls/d of NGLs hedged. The hedged amounts are inclusive of both swaps and collars.
Please see SilverBow's Corporate Presentation and Form 10-Q filing for the second quarter of 2022, which the Company expects to file on Thursday, August 4, 2022, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of June 30, 2022, SilverBow had $9.4 million of cash and $494.0 million of outstanding borrowings under its Credit Facility. The Company's liquidity position was $284.3 million consisting of $9.4 million of cash and $274.9 million of availability under the Credit Facility, which factors in $6.1 million in letters of credit. SilverBow's net debt as of June 30, 2022 was $634.6 million, calculated as total long-term debt of $644.0 million less $9.4 million of cash.
On June 22, 2022, in conjunction with the closing of the Sundance acquisition, SilverBow entered into the Tenth Amendment to its Credit Facility which increased the borrowing base to $775 million, extended the maturity date for the credit agreement to October 19, 2026 (or to the extent earlier, the date that is 91 days prior to the scheduled maturity of the Company's Second Lien notes) and reduced the interest rate margin for amounts outstanding, amongst other things.
As of July 29, 2022, SilverBow had 22.3 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, August 4, 2022, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). Investors and participants can listen to the call by dialing 1-888-415-4465 (U.S.) or 1-646-960-0140 (International) and requesting SilverBow Resource's Second Quarter 2022 Earnings Conference Call or by visiting the Company's website. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Second Quarter 2022 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.

ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impacts of inflation, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “predict,” “potential,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, including disruptions in the oil and gas industry; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries) with respect to oil production levels and announcements of potential changes in such levels; general economic and political conditions, including increased interest rates, inflationary pressures, a general economic slowdown or recession, political tensions or war; risks related to the acquisitions, including that the benefits of the acquisitions may not be fully realized or may take longer to realize than expected, that we fail to successfully integrate the properties and assets into our business, and that management attention will be diverted to integration-related issues; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;

volatility in natural gas, oil and NGL prices; future cash flow and its adequacy to maintain our ongoing operations; liquidity, including our ability to satisfy our short- or long-term liquidity needs; our borrowing capacity and future covenant compliance; operating results; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; impairments on our properties; well results; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; environmental liabilities; counterparty credit risk; governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)

1 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the trailing twelve-month period.
2 Free cash flow yield is estimated by dividing the free cash flow guidance for the referenced time period by the Company's market capitalization. Market capitalization is defined as total shares outstanding multiplied by the closing share price at a given date. As of July 29, 2022, SilverBow had 22.3 million shares outstanding and a closing share price of $45.19.
3 Based on management's estimates of reserve volumes and values using a 6/30/22 effective date and SEC prices as of 6/30/22. Inclusive of acquired assets with closing date on or before 6/30/22. Figures reported as unaudited.
4 Enterprise value is defined as the Company's market capitalization plus net debt. As of July 29, 2022, SilverBow had 22.3 million shares outstanding and a closing share price of $45.19. Net debt as of June 30, 2022 was $634.6 million.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$9,408	$1,121
Accounts receivable, net	110,093	49,777
Fair value of commodity derivatives	10,094	2,806
Other current assets	7,201	1,875
Total Current Assets	136,796	55,579
Property and Equipment:
Property and equipment, full cost method, including $21,412 and $17,090, respectively, of unproved property costs not being amortized at the end of each period	2,200,603	1,611,953
Less – Accumulated depreciation, depletion, amortization & impairment	(917,619)	(869,985)
Property and Equipment, Net	1,282,984	741,968
Right of use assets	16,705	16,065
Fair value of long-term commodity derivatives	5,829	201
Other long-term assets	10,041	5,641
Total Assets	$1,452,355	$819,454
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$78,778	$35,034
Fair value of commodity derivatives	136,185	47,453
Accrued capital costs	24,166	7,354
Accrued interest	1,420	697
Current lease liability	9,188	7,222
Undistributed oil and gas revenues	23,323	23,577
Total Current Liabilities	273,060	121,337
Long-term debt, net	640,175	372,825
Non-current lease liability	7,788	9,090
Deferred tax liabilities	7,721	6,516
Asset retirement obligations	8,375	5,526
Fair value of long-term commodity derivatives	36,913	8,585
Other long-term liabilities	5,066	3,043
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 22,652,048 and 16,822,845 shares issued, respectively, and 22,306,690 and 16,631,175 shares outstanding, respectively	227	168
Additional paid-in capital	573,259	413,017
Treasury stock, held at cost, 345,358 and 191,670 shares, respectively	(7,095)	(2,984)
Accumulated deficit	(93,134)	(117,669)
Total Stockholders’ Equity	473,257	292,532
Total Liabilities and Stockholders’ Equity	$1,452,355	$819,454

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021
Revenues:
Oil and gas sales	$182,605	$69,861

Operating Expenses:
General and administrative, net	5,710	4,834
Depreciation, depletion, and amortization	26,441	16,039
Accretion of asset retirement obligations	101	74
Lease operating expenses	10,270	5,515
Workovers	2	76
Transportation and gas processing	6,769	6,206
Severance and other taxes	9,838	3,577
Total Operating Expenses	59,131	36,321

Operating Income	123,474	33,540

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(22,406)	(46,067)
Interest expense, net	(7,902)	(7,436)
Other income (expense), net	(10)	12

Income (Loss) Before Income Taxes	93,156	(19,951)

Provision (Benefit) for Income Taxes	4,366	—

Net Income (Loss)	$88,790	$(19,951)

Per Share Amounts:

Basic Earnings (Loss) Per Share	$5.05	$(1.64)

Diluted Earnings (Loss) Per Share	$4.95	$(1.64)

Weighted-Average Shares Outstanding - Basic	17,581	12,190

Weighted-Average Shares Outstanding - Diluted	17,938	12,190

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Revenues:
Oil and gas sales	$312,261	$156,602

Operating Expenses:
General and administrative, net	10,497	9,616
Depreciation, depletion, and amortization	47,595	29,431
Accretion of asset retirement obligations	200	148
Lease operating expenses	19,395	11,789
Workovers	649	90
Transportation and gas processing	13,121	11,262
Severance and other taxes	17,602	7,066
Total Operating Expenses	109,059	69,402

Operating Income	203,202	87,200

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(162,648)	(64,326)
Interest expense, net	(14,459)	(14,454)
Other income (expense), net	52	9

Income (Loss) Before Income Taxes	26,147	8,429

Provision (Benefit) for Income Taxes	1,612	—

Net Income (Loss)	$24,535	$8,429

Per Share Amounts:

Basic Earnings (Loss) Per Share	$1.43	$0.70

Diluted Earnings (Loss) Per Share	$1.40	$0.68

Weighted-Average Shares Outstanding - Basic	17,146	12,110

Weighted-Average Shares Outstanding - Diluted	17,506	12,379

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$24,535	$8,429
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	47,595	29,431
Accretion of asset retirement obligations	200	148
Deferred income taxes	1,205	—
Share-based compensation	2,714	2,260
(Gain) Loss on derivatives, net	162,648	64,326
Cash settlement (paid) received on derivatives	(90,603)	(10,708)
Settlements of asset retirement obligations	(54)	(166)
Write down of debt issuance cost	350	229
Other	1,668	1,202
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and other current assets	(34,422)	(1,387)
Increase (decrease) in accounts payable and accrued liabilities	(1,254)	(502)
Increase (decrease) in income taxes payable	304	—
Increase (decrease) in accrued interest	723	(28)
Net Cash Provided by (Used in) Operating Activities	115,609	93,234
Cash Flows from Investing Activities:
Additions to property and equipment	(93,746)	(56,995)
Acquisition of oil and gas properties, net of purchase price adjustments	(272,225)	(207)
Proceeds from the sale of property and equipment	2,532	—
Payments on property sale obligations	(750)	(1,084)
Net Cash Provided by (Used in) Investing Activities	(364,189)	(58,286)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	482,000	123,000
Payments of bank borrowings	(215,000)	(155,000)
Net proceeds from stock options exercised	39	—
Purchase of treasury shares	(2,965)	(603)
Payments of debt issuance costs	(7,207)	(2,400)
Net Cash Provided by (Used in) Financing Activities	256,867	(35,003)

Net Increase (Decrease) in Cash and Cash Equivalents	8,287	(55)
Cash and Cash Equivalents at Beginning of Period	1,121	2,118
Cash and Cash Equivalents at End of Period	$9,408	$2,063
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$12,228	$13,282
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$20,882	$1,307
Non-cash equity consideration for acquisitions	$(156,259)	$—

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Annual Report and subsequent 8-Ks for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus (less) amortization of derivative contracts and pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses. The Company has provided forward-looking Cash G&A expenses estimates; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Free Cash Flow and Free Cash Flow Yield: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. Free cash flow yield is calculated by taking free cash flow divided by the market capitalization of the Company at a given date. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow and free cash flow yield estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

PV-10: PV-10 is a non-GAAP measure that represents the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. PV-10 is most comparable to the Standardized Measure which represents the discounted future net cash flows of the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. The Company uses non-GAAP PV-10 value as one measure of the value of its estimated proved reserves and to compare relative values of proved reserves amount exploration and production companies without regard to income taxes. Management believes PV-10 value is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. The Company has provided a PV-10 estimate; however, SilverBow is unable to provide a quantitative reconciliation of this non-GAAP measure to the most directly comparable GAAP measure because the items necessary to estimate such GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Total Debt to Adjusted EBITDA (Leverage Ratio): Leverage Ratio is calculated as total debt, defined as long-term debt excluding unamortized discount and debt issuance costs, divided by Adjusted EBITDA (defined above) for the most recently completed 12-month period. The Company has provided a forward-looking Leverage Ratio estimate; however, SilverBow is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021
Net Income (Loss)	$88,790	$(19,951)
Plus:
Depreciation, depletion and amortization	26,441	16,039
Accretion of asset retirement obligations	101	74
Interest expense	7,902	7,436
Loss (gain) on commodity derivatives, net	22,406	46,067
Realized gain (loss) on commodity derivatives, net (1)	(66,233)	(8,060)
Income tax expense/(benefit)	4,366	—
Share-based compensation expense	1,667	1,189
Adjusted EBITDA	$85,440	$42,794
Plus:
Cash interest expense and bank fees, net	(13,448)	(9,259)
Capital expenditures(2)	(74,469)	(26,157)
Current income tax (expense)/benefit	(258)	—
Free Cash Flow	$(2,735)	$7,378
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.

	Last Twelve Months Ended June 30, 2022	Last Twelve Months Ended June 30, 2021
Net Income (Loss)	$102,866	$10,881
Plus:
Depreciation, depletion and amortization	86,793	56,841
Accretion of asset retirement obligations	357	330
Interest expense	29,133	29,251
Loss (gain) on commodity derivatives, net	221,340	82,850
Realized gain (loss) on commodity derivatives, net (1)	(154,848)	(3,761)
Income tax expense/(benefit)	8,010	(268)
Share-based compensation expense	5,100	4,379
Adjusted EBITDA	$298,751	$180,503
Plus:
Cash interest expense and bank fees, net	(34,506)	(29,606)
Capital expenditures(2)	(186,212)	(98,850)
Current income tax (expense)/benefit	(593)	572
Free Cash Flow	$77,440	$52,619

Adjusted EBITDA	$298,751	$180,503
Amortization of derivative contracts	—	25,796
Pro forma contribution from closed acquisitions	154,172	—
Adjusted EBITDA for Leverage Ratio (3)	$452,923	$206,299
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date. For referenced last twelve month periods prior to 2022, proceeds from the amortization of previously unwound derivative contracts are also included in the Adjusted EBITDA for Leverage Ratio in accordance with the calculation in its Credit Facility.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021
Production volumes:
Oil (MBbl) (1)	400	250
Natural gas (MMcf)	16,918	15,879
Natural gas liquids (MBbl) (1)	387	332
Total (MMcfe)	21,643	19,367

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$44,014	$15,890
Natural gas	123,296	46,791
Natural gas liquids	15,295	7,180
Total	$182,605	$69,861

Average realized price:
Oil (per Bbl)	$109.94	$63.62
Natural gas (per Mcf)	7.29	2.95
Natural gas liquids (per Bbl)	39.51	21.65
Average per Mcfe	$8.44	$3.61

Price impact of cash-settled derivatives:
Oil (per Bbl)(2)	$(42.96)	$(20.49)
Natural gas (per Mcf)	(2.75)	(0.13)
Natural gas liquids (per Bbl)	(6.38)	(2.79)
Average per Mcfe	$(3.06)	$(0.42)

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$66.99	$43.13
Natural gas (per Mcf)	4.54	2.82
Natural gas liquids (per Bbl)	33.13	18.86
Average per Mcfe	$5.38	$3.19

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. Bbl refers to barrels, and MBbl refers to one thousand barrels. MMcf refers to one million cubic feet.
(2) Excludes approximately $3.6 million in settled oil hedges related to our Sundance acquisition.

Third Quarter 2022 & Full Year 2022 Guidance

Guidance
	3Q 2022	FY 2022
Production Volumes:
Oil (Bbls/d)	9,700 - 10,100	7,900 - 8,200
Natural Gas (MMcf/d)	200 - 210	194 - 200
NGLs (Bbls/d)	5,800 - 6,200	5,100 - 5,400
Total Reported Production (MMcfe/d)	293 - 308	272 - 282

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($0.50) - $2.50	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.30) - ($0.20)	N/A
Natural Gas Liquids (% of WTI)	33% - 37%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.71 - $0.75	$0.59 - $0.63
Transportation & Processing ($/Mcfe)	$0.33 - $0.37	$0.32 - $0.36
Production Taxes (% of Revenue)	5.0% - 6.0%	5.5% - 6.5%
Cash G&A, net ($MM)	$4.2 - $4.7	$16.0 - $17.0
*A forward-looking estimate of net G&A expenses is not provided with the forward-looking estimate of cash G&A (a non-GAAP measure) because the items necessary to estimate net G&A expenses are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on net G&A expenses.